Exhibit 13
                                                                      ----------
                                                             English Translation

The Board of Directors of Mavesa S.A., being required by the Tenth Clause of its organizational document/bylaws to guide "its activities, at all times, to pursue the best interests of the company and the creation of value for its shareholders"; also considering the provisions of the Rules of Public Offers to Purchase Shares (las Normas sobre Ofertas Publicas de Adquisicion, de Intercambio y Toma de Control de Sociedades que Hacen Oferta Publica de Acciones y Otros Derechos Sobre las Mismas), published in the Official Gazette (Gaceta Oficial) of the Bolivarian Republic of Venezuela No. 37.039, of September 19, 2000 (the "Venezuelan Laws") and United States securities regulations applicable to the ADRs of Mavesa S.A. (the "American Laws"); and whereas, it is in the best interest of the company and the shareholders and holders of ADRs that any process of public offers develop in a clear and transparent manner, with equal opportunities for all possible competitors, as well as that there be full compliance with the Venezuelan Laws and the American Laws and any other applicable regulation; has decided to issue a Regulation, of general applicability, which shall govern the conduct of the company during any public offer of acquisition, transfer and assumption of control ("Offers"). Said Regulation shall be governed by the following provisions:

ARTICLE ONE: For purposes of guaranteeing the free development of the Offers, and not carrying out any of the obstructive activities described in Numeral 2 of
Article 11, in accordance with Article 34 of the Venezuelan Laws, the Board of Directors shall ensure that, should they, following the release of the Report, or even prior thereto, by any means come to possess knowledge of the intention of the potential initiator or of any controlling Shareholder, and during the effectiveness of any public offer until the date of the Meeting provided for in Article Three of this Regulation, the company and its subsidiaries shall follow the following rules.

1) They shall conduct their operations in the ordinary course of business, in a manner consistent with the practices employed during the past twelve months, except for the operations in progress by the initiation date of the Offer.

2) They shall not incur in any of the grounds for dissolution of the company or its subsidiaries provided for in the norms applicable to it, nor shall they liquidate, merge or split up.

                                                                Free Translation
                                                                               2

3) They shall not transfer in whole or in part the fixed assets which are important to the normal course of business of the company and its subsidiaries or industrial property rights; nor shall they constitute any type of encumbrance upon all or part of its important fixed assets which are required for the normal development of its business or industrial property rights, except with respect to transactions which are in progress.

4) They shall not unjustly dismiss or hire employees (however, they shall respect the labor obligations assumed prior to the initiation date of the respective offer); nor shall they enter into material contracts with their employees or increase wages and salaries or labor benefits (except those contemplated by the collective conventions in effect or by law). Also, they shall not affect in a material and adverse manner the current relationships maintained with suppliers, contractors and customers.

5) They shall not convoke shareholders' meetings for purposes of authorizing the payment of dividends or distributions to its shareholders, except for (i) the amounts required under Article 115 of the Venezuelan Capital Markets Law (Ley de Mercado de Capitales); (ii) dividends wholly or partially payable to the company by its subsidiaries, nor shall they convoke shareholders' meetings for purposes of approving one of the scenarios set forth in Article 280 of the Venezuelan Commercial Code (Codigo de Comercio) or the amendment to the organizational document/bylaws; nor shall they modify their practice of quarterly payment of dividends.

6) They shall not amortize or acquire their respective shares or ADRs, including without limitation, acquisition of shares or ADRs pursuant to a repurchase plan in effect and the acquisition of reciprocal shareholdings; nor shall they sell or distribute un-subscribed registered (treasury) shares or ADRs.

7) They shall not issue shares or securities that could be exchanged or converted into shares, or securities which can transfer the right to vote in Mavesa S.A., or its subsidiaries, nor shall they grant options which confer the right to subscribe, acquire or exchange shares or ADRs of Mavesa S.A.

8)       They  shall  timely   fulfill   their   obligations   imposed  by  law,

                                                                Free Translation
                                                                               3
         regulations, resolutions and other applicable norms.

9) They shall maintain current insurance policies at their current level of coverage.

10)      They shall not modify, rescind, or fail to comply with or assign
         Contracts which provide for payments   greater   than   one   million
         United   States   Dollars (US$1,000,000.00),  or  its  equivalent  in
         Bolivares,  or  industrial property  rights,  contracts  which
         contemplate   change  of  control provisions,  nor contracts with
         related parties. They shall not enter into other contracts similar to those mentioned above; nor shall they waive, settle, withdraw or reach agreements in lawsuits relating to any of their rights under any of said contracts, nor shall they lease their assets.

11) They shall neither incur nor assume indebtedness in excess of that which is necessary to ensure the normal functioning of the business in a manner consistent with the practices employed during the last twelve months; nor shall they guarantee obligations of third parties other than its subsidiaries; nor shall they grant loans or advances; nor shall they make investments, except for those currently in progress or for investments in the normal course of business.

12) They shall not modify any of their accounting methods or practices, except for modifications required by law, securities market rules or by generally accepted accounting principles.

13) They shall not reach an agreement to make nor shall they make payments or loans of any nature to the Initiator with the purpose of causing said entity to withdraw its Offer.

14) They shall not set special salaries for managers inconsistent with the practices of the company during the last three (3) fiscal years.

15)     They shall not implement any plan or agreement that obstructs the Offer.

ARTICLE TWO: Once the Report (Informe) of a Public Offer by Primor Alimentos, C.A. to Assume Control of Mavesa S.A., was published, Mavesa, S.A., released, on February 22, 2001 a Regulation setting forth procedures for the Exercise of Right of First Refusal, in accordance with the provisions of Article Six of the Organizational Document of Mavesa, S.A., describing how shareholders and ADR holders shall be able to exercise their priority rights to acquire, in proportion to their shareholding percentage, at the same price, during the same time period and under the same conditions set by the Initiator, the

                                                                Free Translation
                                                                               4
shares that the other shareholders wish to sell to or exchange with the Initiator of said offers.

ARTICLE THREE: If a public offer of acquisition, transfer or assumption of control should be successful, the Board of Directors shall convoke a Special Meeting of the Shareholders of the company to be held at the latest within six
(6) trading days following the settlement date of the offer or respective offers, to elect the new members of the Board of Directors and to appoint statutory auditors to reflect the new shareholding composition arising from the offer or offers. In the event that a public offer to assume control is successful, the Directors shall withdraw from their positions.

ARTICLE FOUR : Upon release of the Report containing the conditions of the Offer, or even before, if the Board of Directors by any means comes to posses knowledge of the intention of the Initiator or of the controlling shareholders, it shall transmit the Report to the Public Acquisition Offer Committee (Comite de OPAS), and, in such case, any information received from a potential Initiator or from any Controlling Shareholder for the purposes that this Committee, after consultation with any financial and legal counsel it may deem necessary to hire, issue, within two (2) business days following the receipt of said information, its specific recommendation regarding the risks and benefits that the conditions of the Offer present for the shareholders of the company, which shall not be binding.

The Board of Directors shall meet immediately to consider and pass a resolution regarding the recommendation of the Public Acquisition Offer Committee. In compliance with the norms ensuring transparency of securities markets, the Board of Directors shall immediately make public any decision relating to the Offer.

In any event, the Board of Directors, at the latest on the fifth trading day following the release of the report, shall present its comments on the Offer in accordance with the terms of the provisions of Article 12 of the Venezuelan Laws.

If, following the initiation of the offer, a Competing Offer arises, the Board of Directors, for the purposes of formulating its comments upon the same, shall proceed in the aforementioned manner. For the purposes of comparing both offers under equal standards; differentiating the risks and benefits that each one

                                                                Free Translation
                                                                               5

presents for theshareholders; and determining which of them is, on the whole, more beneficial to them, both the Board of Directors and the Public Acquisition Offer Committee shall proceed to: 1) Analyze, in an objective and independent manner, each of the Offers, after obtaining advice from any legal and financial counsel they deem necessary to hire.
2) Determine the risks and benefits, taking into account, among other elements of each of the offers: (i) the price, form of payment, terms and conditions of each of the offers; (ii) the economic capacity of each Initiator, taking into account risk classification factors; (iii) the quality of the guarantees offered by each Initiator; (iv) the business plans for the next three years presented by each initiator; (v) the plans of each Initiator regarding the company's dividend policy; (vi) the plans of each Initiator relating to maintaining the shares in the capital markets; (vii) the number or percentage of shares that each Initiator plans to acquire and the existence or absence of pro-ration; and (viii) any other business plan provided by each Initiator that could affect, in a positive or negative fashion, the shareholders that do not agree to sell their shares.

3) Determine, after an objective and independent analysis, which offer, as a whole, presents greater value for the shareholders from an economic-financial point of view.

Even if the Board of Directors recommends the Offer presented by the first Initiator, it shall be able to change its position and recommend the competing offer if, after proceeding in the aforementioned manner, it concludes that said offer is more favorable to the shareholders.

In any event, the Report of the Board of Directors shall describe the reasons behind its decision, shall express the conditions under which its opinion was issued and reflect any dissenting vote, if any should be cast.

The comments made by the Board of Directors shall be made public, following notification to the Venezuelan National Securities Commission (Comision Nacional de Valores), through publication in the newspapers El Universal and El Nacional,

                                                                Free Translation
                                                                               6

and shall be provided to the Stock Exchanges, delivered to the Initiator and disseminated in the manner provided for in the Norms Relating to the Transparency of Capital Markets (las Normas Relativas a la Transparencia de los Mercados de Capitales).

ARTICLE FIVE: In light of the provisions of Numeral 4 of Paragraph a) of Numeral 2 of Article 11 of the Venezuelan Laws, which prohibits the additional acquisition of self-controlled holdings, whether in the form of registered un-subscribed (treasury) stock or of reciprocal shareholdings, except for those made in accordance with the terms set forth in the Capital Markets Law, for purposes of not obstructing the adequate setting of the price of the shares and of not obstructing the development of an offer, the Board of Directors, from the moment of the release of the corresponding Report prepared by the Initiator, following authorization by the National Securities Commission, or even before, if it were to possess knowledge, by any means, of the intention of the Initiator or of the Controlling Shareholders, shall immediately suspend, until the conclusion of the Offer process, the execution of any repurchase plan in the process of execution.

From said moment on, the company will refrain from entering into any transaction which in some manner causes the acquisition of reciprocal shareholdings, under the terms of Article 66 of the Capital Markets Law.

ARTICLE SIX: Regarding the information to be furnished to the initiators of public Offers of acquisition, transfer and assumption of control, the following rules shall be followed:

1) All the Initiators of Offers shall have equal access rights with respect to the public information of the company.

2) With respect to the information which is not public knowledge or of a confidential nature or treatment, the Initiator shall enter into a confidentiality agreement with terms satisfactory to Mavesa S.A.

3) The information shall be furnished during the office hours of Mavesa S.A., following reasonable advance notice.

4) Expenses relating to the furnishing of any information shall be the responsibility of the party requesting the information.

                                                                Free Translation
                                                                               7

5) Mavesa S.A., shall assist to the extent possible with the procurement of the identity and address of the shareholders and ADR holders, as well as information about existing encumbrances on the shares or ADRs.

ARTICLE SEVEN: This Regulation shall be issued in accordance with the Norms Relating to the Transparency of Capital Markets.